February 15, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  T. Rowe Price Summit Funds, Inc. (the "Registrant")
    T. Rowe Price Summit Cash Reserves Fund
    T. Rowe Price Summit Limited-Term Bond Fund
    T. Rowe Price Summit GNMA Fund
    File Nos.: 033-50319/811-7093

Commissioners:

     We are counsel to the above-referenced registrant which proposes to file, pursuant to paragraph (b) of Rule 485 (the "Rule"), Post-Effective Amendment No. 8 (the "Amendment") to its registration statement under the Securities Act of 1933, as amended.

     Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

                     Very truly yours,

                     /s/Swidler Berlin Shereff Friedman, LLP
                     Swidler Berlin Shereff Friedman, LLP